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EXHIBIT 12

TRIBUNE COMPANY

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(In thousands, except ratios)

	Fiscal Year Ended December
	2000	1999	1998	1997	1996
Income from continuing operations, before cumulative effect of accounting change (1)	$310,401	$1,449,962	$389,197	$372,759	$259,838
Add:
Income tax expense	270,351	933,981	272,660	250,265	175,071
Losses on equity investments	79,374	40,083	33,980	34,696	13,281
Minority interest expense, net of tax	16,335	—	—	—	—

Subtotal	676,461	2,424,026	695,837	657,720	448,190

Fixed charge adjustments
Add:
Interest expense	240,708	113,031	88,451	86,502	47,779
Amortization of capitalized interest	4,012	2,065	2,068	2,076	2,108
Interest component of rental expense (2)	18,620	9,312	8,871	8,792	8,313

Earnings, as adjusted	$939,801	$2,548,434	$795,227	$755,090	$506,390

Fixed charges:
Interest expense	$240,708	$113,031	$88,451	$86,502	$47,779
Interest capitalized	1,950	1,117	1,897	224	168
Interest component of rental expense (2)	18,620	9,312	8,871	8,792	8,313
Interest related to guaranteed ESOP debt (3)	10,718	13,146	15,578	17,901	20,134

Total fixed charges	$271,996	$136,606	$114,797	$113,419	$76,394

Ratio of earnings to fixed charges (1)	3.5	18.7	6.9	6.7	6.6

(1)
Income from continuing operations, before cumulative effect of accounting change, included a non-operating net loss of $93.1 million in 2000, and non-operating net gains of $1,067.6 million in 1999, $63.5 million in 1998, $68.9 million in 1997, and $6.0 million in 1996. Excluding these non-operating items, the ratio of earnings to fixed charges was 4.0 in 2000, 5.8 in 1999, 5.9 in 1998, 5.7 in 1997, and 6.6 in 1996. See Note 2 to the Company's Consolidated Financial Statements and the Eleven Year Financial Summary for further discussion of these non-operating items.

(2)
Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

(3)
Tribune Company guarantees the debt of its Employee Stock Ownership Plan ("ESOP").

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TRIBUNE COMPANY
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (In thousands, except ratios)